DPR: 8/10/95

                       CROWN CORK & SEAL COMPANY, INC.
                DEFERRED COMPENSATION PLAN FOR DIRECTORS



          This is the Crown Cork & Seal Company, Inc. Deferred Compensation Plan for Directors, effective for Directors' fees paid after August 1, 1994.

ARTICLE I.  DEFINITIONS.

          The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

        1.1 "Account" means the separate bookkeeping account established under the Plan for each Participant, as described in Section 4.1.

        1.2 "Administrator" means the Compensation Committee, or the person or committee appointed by the Compensation Committee, which shall be responsible for those functions assigned to the Administrator under the Plan.

        1.3 "Beneficiary" means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator. The beneficiary of a Participant who has not effectively designated a beneficiary shall be the Participant's estate.

        1.4   "Board" means the Board of Directors of the Company.

        1.5   "Change of Control" means if:

        1.5.1 A "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the
              "Exchange Act")), other than a trustee or other fiduciary
               holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

       1.5.2 During any period of two consecutive years (not including any period prior to the effective date of the Plan), individuals

</page
               who are at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1.5.1, Section 1.5.3 or Section 1.5.4 hereof whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority thereof; or

      1.5.3 The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

      1.5.4 The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

      1.6   "Code" means the Internal Revenue Code of 1986, as amended.

      1.7  "Company" means Crown Cork & Seal Company, Inc.

      1.8  "Director" means a member of the Board.

      1.9 "Directors' Fees" means the fees paid to a Director for his service on the Board.

      1.10 "Participant" means a Director who elects to participate in the Plan in accordance with the terms and conditions of the Plan.

      1.11 "Plan Year" means the calendar year.


ARTICLE II.  PARTICIPATION

      2.1 Eligibility. Each Director who is entitled to Directors' Fees is eligible to elect to participate in the Plan.

      2.2  Participation.  A Director who meets the eligibility requirements of
           Section 2.1 may elect to participate in the Plan by delivering to the Administrator a properly executed election in the form provided by the Administrator.

ARTICLE III.  DEFERRAL OF DIRECTORS' FEES

     3.1 Election to Defer. A Director who elects to become a Participant may elect to defer receipt of all, or any part, of his Directors' Fees for any Plan Year by delivering a properly executed election form to the Administrator, which form shall specify:

    3.1.1  the amount or percentage of Directors' Fees to be deferred;

    3.1.2 the Beneficiary of his or her Account in the event of the Participant's death; and

    3.1.3 the period over which a Participant's Account shall be distributed.

An election to defer Directors' Fees pursuant to the Plan shall remain in effect until amended or revoked in accordance with Section 3.3.

    3.2 Date of Filing Election. An election to defer a Participant's Directors' Fees shall be filed by the Participant with the Administrator prior to the date such Directors' Fees first becomes currently available to the Participant. Deferral of a Participant's Directors' Fees paid during a Plan Year shall begin as soon as administratively feasible after the filing of the Participant's election to defer such Directors' Fees.

    3.3  Reduction or Termination of Future Deferral.

  3.3.1 A Participant may elect to reduce the amount of Directors' Fees that will be deferred in the future or may elect to terminate the deferral election for the future by delivering a properly executed form to the Administrator; the election shall specify the amount of future Directors' Fees, if any, that shall continue to be deferred.

  3.3.2 The reduction or termination of the deferral of future Directors' Fees shall be effective as of the first day of the next calendar quarter following the receipt of the form by the Administrator.

ARTICLE IV.  ACCOUNTING FOR DEFERRED DIRECTORS' FEES

    4.1 Establishment of an Account. The Administrator shall establish an Account for each Participant. Directors' Fees that are deferred shall be credited to such Account as of the date such Directors' Fees would otherwise have been paid to the Participant.

    4.2 Earnings on the Account. As of the first day of each month, a Participant's Account shall be credited with an amount equal to the product of: (i) one-twelfth of the interest rate available in the United States as of the first day of the preceding month for commercial paper issued by the Company, and (ii) the Participant's Account balance as of the last day of the preceding month.

ARTICLE V.   DISTRIBUTION OF A PARTICIPANT'S ACCOUNT

    5.1 Distributions. A Participant's Account shall be distributed only in accordance with Section 5.2, Section 5.3 or Section 5.4.

    5.2 Separation from Service. A Participant who ceases to serve as a Director (for any reason other than death) shall receive a distribution of his Account as soon as administratively feasible following such termination.

    5.3 Change of Control. Notwithstanding Section 5.2, a Participant shall receive a distribution of his Account as soon as administratively feasible following a Change of Control.

    5.4 Participant's Death. If a Participant dies while serving on the Board, the Participant's Account shall be distributed to his Beneficiary as soon as administratively feasible following the Participant's death.

    5.5  Form of Distribution.

  5.5.1 Distribution on Account of Separation from Service or Death. In the event of a distribution pursuant to Section 5.2 or Section 5.4, a Participant's Account shall be distributed to him or his Beneficiary in monthly installments over a period designated by the Participant, which shall not exceed 10 years. A Participant's Account shall continue to be credited with earnings in accordance with Section 4.2 during the installment period. A Participant may choose the period over which his Account will be distributed by delivering a properly executed election form to the Administrator; provided that such an election shall be effective only if it is received by the Administrator before the date as of which the Participant's Account becomes distributable. If a Participant's amended distribution

         election is not effective, his Account shall be distributed in accordance with his most recent effective election.

  5.5.2  Distribution on Account of a Change of Control.
         Notwithstanding Section 5.5.1, in the event of a distribution pursuant to Section 5.3, a Participant's Account will be distributed in a cash lump sum.


ARTICLE VI.  AMENDMENT AND TERMINATION.

   6.1 Amendment. The Board reserves the right to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Directors of its intention and the effective date thereof; provided, however, that no such amendment shall operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.

   6.2 Termination of the Plan. Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company. The Company, having adopted the Plan, shall have the right, at any time, prospectively to discontinue the Plan by action of the Board; provided, however, that such termination shall not operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.


ARTICLE VII.  MISCELLANEOUS

   7.1 Participant's Rights Unsecured. The right of any Participant or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. Any fund, account, contract or arrangement the Company chooses to establish for the future payment of benefits under the Plan shall remain part of the Company's general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any such fund, account, contract or arrangement.

  7.2 Administration by the Administrator. The Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

  7.3 Non-alienation. The right of any Participant to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

  7.4 Incapacity. If the Administrator shall determine that a Participant or Beneficiary to whom any payment is due under the Plan is unable to care for his affairs because of illness or incapacity, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse of the Participant or Beneficiary, to his child, parent, brother or sister, or to any other person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

  7.5 Succession. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

  7.6 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed and attested by its duly authorized officers this 27 day of October, 1994.


Attest:                       CROWN CORK & SEAL COMPANY, INC.


/s/William T. Gallagher       By:Richard L. Krzyzanowski
   Attorney                      Executive Vice President
                                 General Counsel and Secretary